Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
(864) 286-4358

SCANSOURCE REPORTS FIRST QUARTER SALES RESULTS

GREENVILLE, SC — October 23, 2008—ScanSource, Inc. (NASDAQ:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced complete financial results for its first quarter ended September 30, 2008.

QE 9/30/08 capsule:

Net sales	$539.8 million
Net income	$12.4 million
Diluted EPS	$0.47 per share

“As expected, our first quarter results were negatively impacted by specific vendor issues in our Catalyst Telecom business unit,” said Mike Baur, CEO, ScanSource, Inc. “In addition, we experienced overall slower revenue growth in most of our business units. While this is disappointing, ScanSource continues to deliver strong profits and cash flow in this challenging economic environment. Our proven business model and strong balance sheet will allow us to continue investing in specific growth areas.”

ScanSource Reports First Quarter Sales Results

For the quarter ended September 30, 2008, net sales decreased 3% to $539.8 million compared to $553.7 million for the quarter ended September 30, 2007. Quarterly operating income decreased 19% to $20.6 million from $25.4 million for the comparable prior year quarter. Our effective tax rate for the quarter was 38.2% compared to 38.0% for the prior year quarter. Net income decreased 15% to $12.4 million for the quarter ended September 30, 2008 versus $14.7 million for the quarter ended September 30, 2007. Diluted earnings per share decreased 16% to $0.47 per share compared to $0.56 per share in the prior year quarter.

Forecast for Next Quarter

The Company announced its revenue forecast for the second quarter of fiscal 2009. ScanSource expects net revenues for the December 2008 quarter could range from $515 million to $535 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2008 filed with the Securities and Exchange Commission.

About ScanSource

ScanSource, Inc. (NASDAQ:SCSC) is a leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.

ScanSource Reports First Quarter Sales Results

ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the U.S. and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers electronic security solutions. Founded in 1992, the company ranks #901 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

ScanSource Reports First Quarter Sales Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2008 (unaudited)	June 30, 2008 *
Assets

Current Assets
Cash and cash equivalents	$16,208	$15,224
Trade & notes receivable, net	344,115	360,154
Other receivables	9,378	8,052
Inventories	283,960	280,077
Prepaid expenses and other assets	6,463	5,556
Deferred income taxes	11,746	11,428

Total current assets	671,870	680,491

Property and equipment, net	23,473	22,420
Goodwill	34,852	36,121
Other assets, including identifiable intangible assets	32,362	33,174

Total assets	$762,557	$772,206

Liabilities and Shareholders’ Equity

Current Liabilities
Current portion of long-term debt	$—	$—
Short-term borrowings	2,043	7,649
Trade accounts payable	279,399	265,284
Accrued expenses and other liabilities	35,701	38,922

Total current liabilities	317,143	311,855

Long-term debt	30,369	29,576
Borrowings under revolving credit facility	—	27,047
Other long-term liabilities	8,342	7,975

Total liabilities	355,854	376,453

Shareholders’ Equity
Common stock	99,372	96,097
Retained earnings	302,564	290,134
Accumulated other comprehensive income	4,767	9,522

Total shareholders’ equity	406,703	395,753

Total liabilities and shareholders’ equity	$762,557	$772,206

* Derived from audited financial statements at June 30, 2008.

ScanSource Reports First Quarter Sales Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share data)

	Quarter ended
	September 30,
	2008	2007
Net sales	$539,825	$553,691
Cost of goods sold	484,323	495,567

Gross profit	55,502	58,124

Selling, general and administrative expenses	34,874	32,771

Operating income	20,628	25,353

Other expense (income):
Interest expense	579	2,125
Interest income	(351)	(303)
Other expense (income)	277	(152)

Other expense, net	505	1,670

Income before income taxes and minority interest	20,123	23,683
Provision for income taxes	7,693	8,997

Net income	$12,430	$14,686

Per share data:
Net income per common share, basic	$0.47	$0.57

Weighted-average shares outstanding, basic	26,364	25,866

Net income per common share, assuming dilution	$0.47	$0.56

Weighted-average shares outstanding, assuming dilution	26,611	26,276

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